Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 9, 2017, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

July 12, 2017